EXHIBIT 99.1

   NEWS

   FOR IMMEDIATE RELEASE

   HOUSTON WIRE & CABLE COMPANY ELECTS WILLIAM H. SHEFFIELD TO BOARD OF
   DIRECTORS

   HOUSTON, TEXAS-(Prime Zone-3:30 p.m. CST)- August 15, 2006-Houston Wire & Cable Company (NASDAQ: HWCC), a leading distributor of specialty wire and cable throughout the United States, today announced the election of William H. Sheffield to its Board of Directors.

   Mr. Sheffield is a corporate director and serves on a number of Board of Director committees, including Ontario Power Generation Inc. (NYSE:
   OPG) and Royal Group Technologies (NYSE: RYG - TSX). Prior to joining the Board of Directors at HWCC, Mr. Sheffield served as CEO of Sappi Fine Paper.

   "We are pleased to welcome Bill to our Board of Directors," said Charles A. Sorrentino, President and CEO of Houston Wire & Cable Company. His broad based international business experience in the pulp, paper and utility industries will add a valuable knowledge base to our Company. His accomplishments as a CEO bring a valuable leadership resource to our Board."

   ABOUT THE COMPANY

   With more than 30 years of experience in the electrical industry, HWCC is one of the largest distributors of specialty wire and cable and related services in the U.S. electrical distribution market. Headquartered in Houston, HWCC has sales and distribution facilities in Atlanta, Baton Rouge, Charlotte, Chicago, Denver, Houston, Los Angeles, Philadelphia, San Francisco, Seattle and Tampa.

   Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables and private branded products, including LifeGuard{TM}, a low-smoke, zero-halogen cable. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service. For more information, visit the website at www.houwire.com.


   CONTACT:

   Hope M. Novosad
   713.609.2110
   hnovosad@houwire.com